Exhibit 10.1

                                                           [Magic Software Logo]

PRESS RELEASE

        Magic Software Reports Q4 and Full Year 2009 Results: Annual Net Profits Increased to $6.2 million along with Improved Operations

Or-Yehuda, Israel, February 10, 2010 - Magic Software Enterprises Ltd. (NASDAQ:
MGIC), a global provider of application platforms and business and process integration solutions, today announced its financial results for the fourth quarter and full year ended December 31, 2009.

Financial Highlights for the Fourth Quarter

o   Revenues were $14.5 million (Q4 2008: $15.1 million; Q3 2009 $13.5 million).

o Operating income was $1.8 million (Q4 2008: $1.2 million; Q3 2009: $0.8 million).

o Net income reached $3.5 million, a three-fold increase compared to $1.1 million for the fourth quarter of 2008 and $0.9 million for the third quarter of 2009.

o Total cash, cash equivalents and short-term investments as at December 31, 2009 amounted to $42 million compared to $33 million as at December 31, 2008.

o During the fourth quarter the Company declared a cash dividend in the amount of US$0.50 per share and in the aggregate amount of approximately US$16.0 million.

Financial Highlights for the Full Year ended December 31, 2009

o   Operational cash flow for the year amounted to $4.5 million.

o   Revenues reached $55.4 million, compared to $62.0 million in 2008.

o Operating income was maintained at $4.3 million, despite a relative decline in revenues.

o Net income reached $6.2 million, an increase of 38% compared to $4.5 million in 2008.

o Net income for 2009 included a $2.0 million capital gain from the sale of the Company's headquarters building.

Comments of Management
Commenting on the results, Guy Bernstein, Chairman of Magic Software, said:
"During a difficult year for global markets, I am pleased to report that we have improved efficiency, maintained our operating profits, and implemented structural, management and operational changes to serve our future growth.

"Towards the tail end of 2009 we began to see greater sales of our uniPaaS and iBOLT platforms. We are continuing to improve our business performance by focusing on greater efficiency and more license sales," concluded Mr. Bernstein.

Summary of the Year and the Quarter

o Eyal Pfeifel was appointed as the Company's new CTO, in August. Eyal brings with him previous Magic Software experience and 20 years in planning and managing large-scale and innovative technology projects.

o   The Company has seen an increasing number of new customers worldwide.

o A growing emphasis on projects that use both uniPaaS and iBOLT platforms, particularly in the fields of mobile applications and specific industry verticals.

o The uniPaaS application platform continues to be adopted worldwide. The Company is now implementing close to 100 uniPaaS RIA projects in Japan alone. Other significant uniPaaS deals include uniPaaS RIA for KLAFS, Europe's leading sauna and spa manufacturer; Bank Leumi, Israel's leading commercial bank, which is migrating 60 of its applications to uniPaaS, and the Norfolk and Norwich University NHS Trust in the UK.

o Growth in the use of iBOLT in new ecosystems including SAP R/3, Lotus Notes, HL7, Microsoft SharePoint and Microsoft Dynamics CRM.

o The Company has won a number of significant iBOLT business, including a SaaS/on-premise integration for Clinical Financial Services in the US; a Lotus Notes integration for MintWave in Japan; a Salesforce.com - SAP R/3 integration for AVL in Austria; two SAP R/3 integration deals for KLAFS and Tecan in Germany. The Company also entered into new partnership agreement with Astadia.

o The Company's uniPaaS and iBOLT solutions gained significant media coverage throughout the year from specialist and general IT media publications including FT.com, San Francisco Business Times, MWD Advisors, BCS, banking technology, Enterprise Systems, FierceBiotec IT, FineExtra, Dr.Dobb's, IT Business and ebizQ. For a full listing of our media coverage read here.

o Magic Software was included in five Gartner and Forrester industry analyst reports in the last two quarters. Magic Software's uniPaaS was recently added to Gartner's Magic Quadrant for Enterprise Application Servers, (Gartner Report, 24 September 2009, Yefim V. Natis, Massimo Pezzini, Kimihiko Iijima).

o Hermes Logistics technologies, the company's fully owned subsidiary, signed new customers including Zagreb Airport, Toll Dnata Air Services in Australia and SCSC in Vietnam (in partnership with Loedige Systems).

Non-GAAP Financial Measures

This release includes non-GAAP operating income, net income, basic and diluted earnings per share and other non-GAAP financial measures. These non-GAAP measures exclude the following items:

-   Amortization of purchased intangible assets;
-   In-process research and development capitalization and amortization and;
-   Equity-based compensation expense.

Magic Software's management believes that the presentation of non-GAAP measures provide useful information to investors and management regarding financial and business trends relating to the Company's financial condition and results of operations as well as the net amount of cash generated by its business operations after taking into account capital spending required to maintain or expand the business.

These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Magic Software believes that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with Magic Software's results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Magic Software's results of operations in conjunction with the corresponding GAAP measures.

Please refer to the Reconciliation of Selected Financial Metrics from GAAP to Non-GAAP tables below.

                                    -- ## --

About Magic Software
Magic Software Enterprises Ltd. (NASDAQ: MGIC) is a global provider of multiple-mode application platform solutions - including Full Client, Rich Internet Applications (RIA), Mobile or Software-as-a-Service (SaaS) modes - and business and process integration solutions. Magic Software has 10 offices worldwide and a presence in over 50 countries with a global network of ISV's, system integrators, value-added distributors and resellers and consulting and OEM partners. The Company's award-winning code-free solutions give partners and customers the power to leverage existing IT resources, enhance business agility and focus on core business priorities. Magic Software's technological approach, product roadmap and corporate strategy are recognized by leading industry analysts. Magic Software has partnerships with global IT leaders including SAP AG, salesforce.com, IBM and Oracle. For more information about Magic Software and its products and services, visit www.magicsoftware.com, and for more about our industry related news, business issues and trends, read the Magic Software Blog.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product conditions, both here and abroad, release and sales of new products by strategic resellers and customers, the integration of newly acquired IT services assets and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.

Magic is the trademark of Magic Software Enterprises Ltd. All other trademarks are the trademarks of their respective owners.

Company Contact:

Arita Mattsoff
Magic Software
Tel. +972 (0)3 538 9284
Email: ir@magicsoftware.com

MAGIC SOFTWARE ENTERPRISES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars in thousands (except per share data)

                                                           Three months ended                      Year ended
                                                    December 31,           September 30,          December 31,
                                               -----------------------    ---------------    -----------------------
                                                  2009         2008            2009             2009         2008
                                               ----------   ----------    ---------------    ----------   ----------
                                                               Unaudited                     Unaudited
                                               ------------------------------------------    ----------
Revenues                                           14,481       15,071             13,504        55,350       61,980
Cost of Revenues                                    6,459        6,923              6,625        26,264       27,139
                                               ----------   ----------    ---------------    ----------   ----------
Gross profit                                        8,022        8,148              6,879        29,086       34,841
                                               ----------   ----------    ---------------    ----------   ----------
Research and development, net                         353          653                358         1,310        2,350
Selling, general and administrative expenses        5,918        6,302              5,709        23,518       28,224
Total operating expenses, net                       6,271        6,955              6,067        24,828       30,574
                                               ----------   ----------    ---------------    ----------   ----------
Operating income                                    1,751        1,193                812         4,258        4,267
                                               ----------   ----------    ---------------    ----------   ----------
Financial income (expenses), net                       98          (34)               154           238          448
Other income (expenses), net                        1,791          (24)               (63)        2,014         --
                                               ----------   ----------    ---------------    ----------   ----------
Income before taxes on income                       3,640        1,135                903         6,510        4,715
Taxes on income                                       167           54                  1           334          199
                                               ----------   ----------    ---------------    ----------   ----------
Income after taxes on income                        3,473        1,081                902         6,176        4,516
Minority interest                                    --              3               --            --           --
Equity in losses of affiliates                       --           --                 --            --             (8)
                                               ----------   ----------    ---------------    ----------   ----------
Net income                                          3,473        1,084                902         6,176        4,508

Basic net earnings per share                         0.11         0.03               0.03          0.19         0.14
Diluted net earnings per share                       0.11         0.03               0.03          0.19         0.14

Weighted average number of shares used in computing net earnings per share

    Basic                                          31,915       31,894             31,894        31,899       31,769
                                               ==========   ==========    ===============    ==========   ==========
    Diluted                                        32,314       32,010             32,169        32,107       32,032
                                               ==========   ==========    ===============    ==========   ==========

MAGIC SOFTWARE ENTERPRISES LTD.
RECONCILIATION BETWEEN GAAP AND NON-GAAP
STATEMENTS OF OPERATIONS FOR COMPARATIVE PURPOSES
U.S. dollars in thousands (except per share data)

                                                  Three months ended             Year ended
                                                     December 31,                December 31,
                                               ------------------------    ------------------------
                                                  2009          2008          2009          2008
                                               ----------    ----------    ----------    ----------
                                                       Unaudited                   Unaudited
                                               ------------------------    ------------------------
GAAP operating income                               1,751         1,193         4,258         4,267
Amortization of intangibles                           950           783         3,650         2,600
Capitalization of software development               (772)         (546)       (3,128)       (2,577)
Stock-based compensation                              (59)         (168)          130           244
                                               ----------    ----------    ----------    ----------
Total adjustments to GAAP                             119            69           652           267
                                               ----------    ----------    ----------    ----------
Non-GAAP operating income                           1,870         1,262         4,910         4,534
                                               ----------    ----------    ----------    ----------

GAAP net income                                     3,473         1,084         6,176         4,508
Total adjustments to GAAP as above                    119            69           652           267
                                               ----------    ----------    ----------    ----------
Non-GAAP net income                                 3,592         1,153         6,828         4,775
                                               ==========    ==========    ==========    ==========

Non-GAAP basic net earnings per share                0.11          0.04          0.21          0.15
                                               ==========    ==========    ==========    ==========
Weighted average number of shares used in
  computing basic net earnings per share           31,915        31,894        31,899        31,769
                                               ----------    ----------    ----------    ----------

Non-GAAP diluted net earnings per share              0.11          0.04          0.21          0.15
                                               ==========    ==========    ==========    ==========
Weighted average number of shares used in
  computing diluted net earnings per share         32,371        32,010        32,179        32,032
                                               ----------    ----------    ----------    ----------

MAGIC SOFTWARE ENTERPRISES LTD.
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

                                                                          December 31,    December 31,
                                                                         -------------   -------------
                                                                             2009             2008
                                                                         -------------   -------------
                                                                          (Unaudited)
                                                                         -------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                                     24,350          27,309
  Short-term bank deposits                                                      13,838           1,810
  Available for sale marketable securities                                       3,680           3,469
  Trade receivable, net                                                         12,004          13,140
  Other accounts receivable and  prepaid expenses                                3,869           1,933
  Current assets of discontinued operation                                          27              31
                                                                         -------------   -------------
Total current Assets                                                            57,768          47,692
                                                                         -------------   -------------

LONG-TERM ASSETS:
  Severance pay fund                                                               404             316
  Long-term assets                                                                 749             235
                                                                         -------------   -------------
Total long-term investments                                                      1,153             551

Property and equipment, net                                                      1,762           5,436
Goodwill                                                                        16,735          16,829
Other intangible assets, net                                                    10,133          10,656
                                                                         -------------   -------------

TOTAL ASSETS                                                                    87,551          81,164
                                                                         =============   =============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term credit and current maturities of long term loans                       43             147
  Trade payables                                                                 2,662           2,988
   Deferred revenues                                                             1,569           1,643
  Accrued expenses and other accounts payable                                   25,159           8,691
  Current liabilities of  discontinued operation
                                                                                   314             372
                                                                         -------------   -------------
Total current liabilities                                                       29,747          13,841
                                                                         -------------   -------------

Long-term loans                                                                     10              33
Accrued severance pay                                                              606             535
                                                                         -------------   -------------
Total non-current Liabilities                                                      616             568
                                                                         -------------   -------------
SHAREHOLDERS' EQUITY                                                            57,188          66,755
                                                                         -------------   -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                      87,551          81,164
                                                                         =============   =============